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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HIRERIGHT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 29, 2008

To the Holders of Common Stock of HireRight, Inc.:

        Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of HireRight, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 29, 2008 at 8:00 a.m. local time, at the Company's principal executive offices located at 5151 California Avenue, Irvine, California 92617, for the following purposes, as more fully described in the accompanying Proxy Statement:

  1.
  To elect two Class I directors to serve until the 2011 annual meeting of stockholders and until their respective successors are elected and qualified;

  2.
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2008 fiscal year; and

  3.
  To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        Holders of record of our Common Stock at the close of business on April 4, 2008 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. We will make a list of holders of record of shares of our Common Stock at the close of business on the Record Date available for inspection by stockholders at our principal executive offices during ordinary business hours for the ten-day period prior to the Annual Meeting. This list will also be available to stockholders at the Annual Meeting. The Company's transfer books will not be closed.

        All stockholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are requested to promptly mark, sign and date the enclosed proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card.

By Order of the Board of Directors:
/s/ JEFFREY A. WAHBA Jeffrey A. Wahba Secretary
April 8, 2008 Irvine, California

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
Introduction	1
Procedural Matters	1
Voting of Proxies	2
Quorum	2
Votes Required; Abstentions; Broker Non-Votes	2
Procedures at the Annual Meeting	2
Revocability of Proxies	3
PROPOSAL NO. 1—ELECTION OF DIRECTORS
Nominees for Director	3
Biographical Information	3
Board Recommendation	6
CORPORATE GOVERNANCE
Director Independence	6
Lead Independent Director	6
Director Attendance	7
Board Committees	7
Compensation Committee Interlocks and Insider Participation	9
Related Person Transactions	9
Code of Ethics and Business Conduct	10
Communications with Directors	10
Whistleblower Hotline	11
Director Candidate Nominating Procedures	11
STOCK OWNERSHIP
Certain Beneficial Owners	12
Executive Officers and Directors	14
Section 16(a) Beneficial Ownership Reporting Compliance	15
EXECUTIVE COMPENSATION AND OTHER MATTERS
Biographical Information	16
Compensation Committee Report	18
Compensation Discussion and Analysis	18
Summary Compensation Table	21
Grants of Plan-Based Awards	22
Outstanding Equity Awards at Fiscal Year End	22
Option Exercises and Stock Vested	24
Director Compensation	24
Potential Payments Made Upon Termination or Change in Control	26
Employee Benefit Plans	29
Securities Authorized for Issuance Under Equity Compensation Plans	30
PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Selection of Independent Registered Public Accounting Firm	31
Audit and Other Fees	32
Audit Committee Pre-Approval Policy	32
Board Recommendation	32
Audit Committee Report	33
OTHER BUSINESS	34
ADDITIONAL INFORMATION
Furnishing of Annual Report	34
Householding of Proxy Materials	34
Stockholder Proposals for the 2009 Annual Meeting	35
Electronic Voting	35

i

5151 California Avenue
Irvine, California 92617

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Introduction

        The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of HireRight, Inc., a Delaware corporation ("HireRight" or the "Company"), for use at the Company's annual meeting of stockholders (the "Annual Meeting") to be held on Thursday, May 29, 2008 at 8:00 a.m. local time, and at any adjournments or postponements thereof. The purposes of the Annual Meeting are set forth in this proxy statement (this "Proxy Statement") and in the accompanying Notice of Annual Meeting of Stockholders, furnished to you by our Board. The Annual Meeting will be held at our principal executive offices at the address shown above.

        The mailing address of our principal executive offices is 5151 California Avenue, Irvine, California 92617, and our telephone number is (949) 428-5800.

        These proxy solicitation materials were first sent on or about April 18, 2008 to all stockholders entitled to vote at the Annual Meeting.

Procedural Matters

        Only stockholders of record as of the close of business on April 4, 2008 (the "Record Date") are entitled to receive notice of, to attend, and to vote at the Annual Meeting and at any adjournments or postponements thereof. There were 11,453,324 shares of the Company's common stock issued and outstanding on the Record Date, held by 64 holders of record and an estimated several hundred additional beneficial owners. Each share has one vote on each matter to be considered at the Annual Meeting. In accordance with our Amended and Restated Certificate of Incorporation ("Certificate of Incorporation"), there will be no cumulative voting for the election of directors. The closing sale price of the Company's common stock as reported on the NASDAQ Global Market on the Record Date was $9.59 per share.

        The Company will bear all of the costs of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement. Proxies will be solicited principally by mail. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email.

        Attendance at the Annual Meeting is limited to stockholders and their duly authorized representatives. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 7:30 a.m. local time and, due to the secure nature of our principal executive offices, each stockholder and duly authorized representative will be asked to present valid picture identification such as a driver's license or passport. The use of cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers is not permitted at the Annual Meeting.

Voting of Proxies

        All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR each of the nominees of the Board (Proposal No. 1), FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2008 (Proposal No. 2) and as the proxy holders may determine in their good faith discretion with respect to any other matters that properly come before the Annual Meeting. See "OTHER BUSINESS."

Quorum

        For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders representing a majority of our common stock issued and outstanding and entitled to vote will constitute a quorum for the transaction of business. Abstentions and "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business, but will not be included in vote totals and will not affect the outcome of the vote. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Votes Required; Abstentions; Broker Non-Votes

        For Proposal No. 1, the two nominees receiving the most votes (i.e., a plurality) of the outstanding shares of the Company's common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the third annual meeting following their election and until their successors are duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election of candidates for director. The election of directors is a matter on which a broker or other nominee is generally empowered to vote, and therefore no significant broker non-votes are expected in connection with Proposal No. 1.

        Approval of Proposal No. 2 requires the affirmative vote of a majority of the outstanding shares present or represented by proxy and voting at the Annual Meeting. For purposes of this proposal, abstentions and broker non-votes will not affect the outcome of the vote. The ratification of the appointment of the independent registered public accounting firm for the 2008 fiscal year is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no significant broker non-votes are expected in connection with Proposal No. 2.

Procedures at the Annual Meeting

        The presiding officer at the Annual Meeting will determine how business at the Annual Meeting will be conducted. Only matters brought before the Annual Meeting in accordance with our Amended and Restated Bylaws ("Bylaws") will be considered.

        Only a natural person present at the Annual Meeting who either is a HireRight stockholder or is properly acting on behalf of a HireRight stockholder may make a motion or second a motion. A person acting on behalf of a stockholder must present a written statement executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

Revocability of Proxies

        STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Properly executed and returned proxies, unless revoked, will be voted as directed by the stockholder, or, in the absence of such direction, by the persons named therein FOR election of each director nominee set forth in Proposal 1 and FOR Proposal 2 in accordance with the recommendations of our Board, and in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting, provided that discretionary voting by proxies on such other matters is permitted by applicable rules and regulations. A proxy may be revoked at any time before it is voted by delivery of written notice of revocation to the Secretary of the Company at 5151 California Avenue, Irvine, California 92617, or by delivery of a subsequently dated proxy, or by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting without also voting will not in and of itself constitute the revocation of a proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Director

        In accordance with our Certificate of Incorporation and Bylaws, which provide for a "classified" board, Messrs. Jeffrey H. Anderson and Thomas B. Blaisdell have been nominated by our Board, upon recommendation from the Nominating and Corporate Governance Committee of the Board (the "Nominating Committee"), for election at the Annual Meeting as our two Class I directors, to serve a three-year term expiring at the annual meeting in 2011 and until their respective successors are elected and qualified.

        Each of the two nominees has agreed to serve as a director of the Company if elected. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve. If any of the nominees decline or are unable to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

Biographical Information

        The following biographical information is furnished with respect to the two nominees for election at the Annual Meeting and each of the Class II and Class III directors whose terms will continue after the Annual Meeting. The information presented includes information each director has given us about his or her age, all positions he or she holds with us, his or her principal occupation and business experience for at least the past five years, and the names of other public companies of which he or she currently serves as a director. Directors are shown as serving from the dates of their original elections to our Board.

Class I Director Nominees—Term Expires 2011

Name and Age	Business Experience and Other Directorships
Jeffrey H. Anderson Age 47 Director since 2000; member of Compensation and Nominating and Corporate Governance Committees	Jeffrey H. Anderson has served as a member of the HireRight board of directors since August 2000. From 2000 to January 2007, Mr. Anderson was a General Partner and Managing Director of Mellon Ventures, a venture capital firm that was recently sold to Goldman Sachs. Mr. Anderson joined Mellon Ventures in 1997 and became a General Partner in 1999. Prior to joining Mellon Ventures, Mr. Anderson was with BA Venture Partners, the venture capital affiliate of BankAmerica Corporation, where he focused on information technology software and services opportunities. Mr. Anderson holds a B.S. from Montana State University and an M.B.A. from the University of Chicago Graduate School of Business, and completed his postgraduate education at the London Business School.
Thomas B. Blaisdell Age 46 Director since 2005
Thomas B. Blaisdell has served as a member of our board of directors since January 2005. Mr. Blaisdell is a General Partner at DCM, a venture capital firm, which he joined in 2000. Prior to joining DCM, Mr. Blaisdell served as Vice President of Marketing at Encanto Networks, Inc., a provider of small business web servers, and as Vice President of Marketing and Editorial at Computer Literacy, Inc. (subsequently named Fatbrain.com, Inc.), an online seller of technical books, which was subsequently acquired by barnesandnoble.com Inc. Mr. Blaisdell's prior experience also includes six years at Intuit, Inc., serving most recently as the General Manager of the Business Products Group (QuickBooks), and three years at Bain & Company. Mr. Blaisdell holds a B.S. with distinction in Mechanical Engineering from Stanford University, as well as an M.B.A. with high distinction from the Amos Tuck School at Dartmouth College, where he was an Edward Tuck Scholar.

Class II Directors—Term Expires 2009

John P. Bowmer Age 63 Director since 2007; member of Audit and Compensation Committees	John P. Bowmer has served as a multinational corporate executive for over 30 years. Most recently, Mr. Bowmer served as Chairman of Adecco following 15 years of expanding responsibility as Chief Executive Officer at Adecco and predecessor firms. Mr. Bowmer joined Adia (which later merged with ECCO to become Adecco) as Chief Executive Officer of its Jonathan Wren subsidiary in 1987. In 1989 he became Chief Executive for Adia Australia, and Chief Executive of Asia Pacific in 1990. In 1992, Mr. Bowmer was named Chief Executive Officer for all of Adia and was CEO of Adecco when Adia merged with ECCO in 1996. Mr. Bowmer currently serves on the board of directors as co-chairman of Kellan Group, Plc, a provider of human resource services to the hospitality and leisure sectors based in the United Kingdom, and on the boards of two privately-held companies. Mr. Bowmer holds an MSc from London Business School and a BA with Honors from Keele University in Staffordshire, England.

Cranston R. ("Randy") Lintecum Age 63 Director since 2003; member of Audit Committee and Chair of the Nominating and Corporate Governance Committee
Cranston R. ("Randy") Lintecum has served as a member of our board of directors since July 2003. From 2001 to May 2005, Mr. Lintecum served as Chairman and Chief Executive Officer of NWP Services Corporation, a private company who provides billing and customer care solutions to both the real estate and multi-housing markets. From 2000 to 2001, Mr. Lintecum also served as Chairman and Chief Executive Officer of Realty Plus Online, a start-up Internet technology company which he sold to The First American Corporation in 2001. Mr. Lintecum's prior experience also includes various senior level positions with several technology companies including DST Output, Infonet Services Corporation, Silent Watchman Corporation, and United Information Services, Inc., a subsidiary of Sprint Nextel Corp. Mr. Lintecum currently serves on the board and as non-executive Chairman of one privately-held company. Mr. Lintecum holds a B.S. in Business from the University of Kansas and an M.B.A. from the University of Missouri at Kansas City.

Class III Directors—Term Expires 2010

Richard E. Allen Age 50 Director since 2007; Chair of the Audit Committee	Richard E. Allen has worked in senior financial positions at public companies for over 20 years. Mr. Allen was the Chief Financial Officer of J.D. Edwards (now Oracle, Inc.), an enterprise application software company, from January 1990 to September 2003, and had held several senior management positions and titles since joining J.D. Edwards in August 1985. Mr. Allen served as a member of J.D. Edwards' board of directors from September 1991 to July 2003. Prior to joining J.D. Edwards, Mr. Allen served as controller for Luff Exploration, an oil and gas exploration and production company, from 1982 to 1985, and as a senior accountant with Coopers & Lybrand, a public accounting firm, from 1979 to 1982. Mr. Allen currently serves on the board of directors of RightNow Technologies, Inc., a consumer relationship management software company, and on the boards of four privately-held companies. Mr. Allen holds a B.A. degree in business administration with a concentration in accounting from Colorado State University.
Eric J. Boden Age 59 Director since 2000
Eric J. Boden has served as our President and Chief Executive Officer since he joined us in March 1999 and as a member of our board of directors since August 2000. He has also served as the Chairman of our board of directors since July 2003. Mr. Boden's prior experience includes serving as the President and Chief Executive Officer of Frame-n-Lens Optical, Inc., a prescription eyeglass manufacturer and retail chain, as the Vice President of Operations for Clothestime, Inc., a young women's apparel company, and as Vice President, Territory Director for B. Dalton Booksellers, Inc. Mr. Boden also served in various management positions with Target Stores for twelve years. Mr. Boden holds a B.A. in Psychology from the University of Colorado.

Margaret L. ("Peggy") Taylor Age 56 Director since 2007; Chair of the Compensation Committee and member of the Nominating and Corporate Governance Committee
Margaret L. ("Peggy") Taylor joined our board of directors in May 2007 and has been a managing partner of B3 Ventures, LLC, an investment management firm, since 1999. Ms. Taylor served as President of PeopleSoft Investments, Inc., a subsidiary of PeopleSoft, Inc. and a provider of enterprise application software, from December 1998 to December 2005, and as President of Nevada Pacific Development Corp., a consulting services firm, from 2000 to 2003. From 1999 to 2001, Ms. Taylor served as the Chief Executive Officer of Venture Builders, LLC, a consulting company for start-up businesses. From 1989 to 1999, Ms. Taylor was the Senior Vice President of PeopleSoft (now Oracle, Inc.). Prior to joining PeopleSoft in 1989, she served in various management positions for The Hibernia Bank of San Francisco, California and the Bank of California. Ms. Taylor also serves on the board of directors of Fair Isaac Corporation, a decision analytics company, RightNow Technologies, Inc., a consumer relationship management software company, and on the board of directors of two privately held companies. Ms. Taylor holds a B.A. degree in communications and psychology from Lone Mountain College.

Board Recommendation

        The Board unanimously recommends a vote FOR the election of Jeffrey H. Anderson and Thomas B. Blaisdell.

CORPORATE GOVERNANCE

Director Independence

        A director will qualify as an "independent director" under applicable rules of The NASDAQ Stock Market, Inc. ("NASDAQ") if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that all of our directors satisfy the current "independent director" standards established by NASDAQ, except for Eric J. Boden, who is Chief Executive Officer and President of HireRight, and Thomas B. Blaisdell, who is a general partner of the DCM funds, one of our largest stockholders. Each director serving on any of our committees have been determined by our Board to be independent, and the members of the Audit Committee of our Board (the "Audit Committee") also meet the more stringent independence requirements established by Securities and Exchange Commission ("SEC") rules applicable to audit committees. Our Board has determined that no director has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. There are no family relationships among any of the directors or executive officers of the Company.

Lead Independent Director

        To provide for independent leadership, the Board created the position of lead independent director, whose primary responsibility is to preside over and set the agenda for all executive sessions of our Board in which management directors and other members of management do not participate. The lead independent director also coordinates with the Chairman and Chief Executive Officer with respect to agendas, chairs Board meetings in the Chairman's absence, acts as a liaison between the independent directors and management, provides guidance on the director orientation process for new Board members, provides consultation and communications to stockholders if and as appropriate and monitors communications to the Board from stockholders and other interested parties. The independent members of the Board designated Cranston R. ("Randy") Lintecum to serve as the initial lead independent director for a term that expires in May 2008.

Director Attendance

        During fiscal 2007, in addition to numerous actions by written consent, our Board met four times, the Audit Committee of the Board met five times, the Compensation Committee of the Board ("Compensation Committee") met four times, and the Nominating and Corporate Governance Committee (the "Nominating Committee") met two times. In addition, in connection with our initial public offering, the Board established a Pricing Committee consisting of Messrs. Boden, Anderson and Blaisdell that met one time. During 2007, each incumbent director attended at least 75 percent of the aggregate of all meetings of the Board and the committees of the Board, if any, on which he or she then served.

        Following our initial public offering, the independent directors of our Board have met in executive session on a regular basis without any management directors or employees present.

        Our Board has a policy of requesting that all members of the Board attend each annual meeting of stockholders. The Company notes that physical attendance at annual meetings of companies of similar size to ours is generally sparse and that the time and expense associated with requiring Board attendance may not be justified. The Board will continue to monitor this situation and may revise this policy in the future as the Board deems appropriate. To promote attendance, we schedule a Board meeting on the same day and at the same location as the annual meeting. All directors who were elected at the 2007 annual meeting of stockholders were in attendance at that meeting.

Board Committees

        The Board has established three standing committees, the Audit Committee, the Compensation Committee and the Nominating Committee, with the principal functions and membership described below. Each committee operates under a charter that has been approved by the Board and which is posted under the "Corporate Governance" subsection of the "Investor Relations" section on our website at www.hireright.com.

        The following table summarizes the current membership of each of our three Board committees:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Richard E. Allen*	/*/

Jeffrey H. Anderson		•	•

John P. Bowmer	•	•

Cranston R. ("Randy") Lintecum	•		/*/

Margaret L. ("Peggy") Taylor		/*/	•

    *
    Financial Expert

    /*/
    Chair

    •
    Member

  Audit Committee

        The Audit Committee consists of Messrs. Allen, Bowmer and Lintecum. Mr. Allen serves as chair of the Audit Committee. The Board has determined that all members of the Audit Committee are (a) "independent" as defined under Rule 4200 of the NASDAQ Marketplace Rules, (b) meet the criteria for "independence" set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (c) are able to read and understand fundamental financial statements. Mr. Allen has the past experience and background which results in his financial sophistication, such that the Board has determined that he is an "audit committee financial expert" as that term is defined in the rules and regulations established by the SEC. The responsibilities of this committee include:

  •
  reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

  •
  meeting with representatives of our independent registered public accounting firm and with internal financial personnel regarding these matters;

  •
  pre-approving audit and non-audit services to be rendered by our independent registered public accounting firm;

  •
  selecting and recommending to our board of directors the engagement of our independent registered public accounting firm and oversight of the work performed by our independent registered public accounting firm;

  •
  reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

  •
  reviewing our financing plans and reporting recommendations to our full board of directors for approval and to authorize action;

  •
  administering our policies and procedures regarding related party transactions and potential conflicts of interest; and

  •
  administering and discussing with management and our independent registered public accounting firm our Code of Ethics and Business Conduct.

        Both representatives of our independent registered public accounting firm and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

  Compensation Committee

        The Compensation Committee currently consists of Ms. Taylor and Messrs. Anderson and Bowmer. Ms. Taylor serves as chair of the Compensation Committee. All members of the Compensation Committee are independent directors, as defined by applicable rules and regulations. Under the terms of its charter, the Compensation Committee has overall responsibility for evaluating and approving, or recommending to the Board for approval, our compensation plans, policies and programs. The responsibilities of this committee include:

  •
  reviewing and, as it deems appropriate, establishing or recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

  •
  determining, or recommending to our board of directors, compensation levels for our directors and executive officers;

  •
  exercising authority under our employee benefit plans, including grants of equity;

  •
  reviewing and approving executive officer and director indemnification and insurance matters;

  •
  advising and consulting with our officers regarding managerial personnel and development; and

  •
  preparing the annual report required in the proxy statement for our annual stockholders' meetings and reviewing our annual Compensation Discussion and Analysis, if and when required by the SEC.

  Nominating and Corporate Governance Committee

        Our Nominating Committee is comprised of Messrs. Lintecum and Anderson and Ms. Taylor. Mr. Lintecum serves as the chair of the Nominating Committee. All members of the Nominating Committee are independent directors, as defined by applicable rules and regulations. The responsibilities of this committee include:

  •
  identifying qualified candidates to become members of our board of directors (see "Director Candidate Nominating Procedures" below);

  •
  consider nominees proposed by stockholders (see "Director Candidate Nominating Procedures" below);

  •
  selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

  •
  selecting candidates to fill vacancies of our board of directors and committees;

  •
  developing and recommending to our board of directors our corporate governance guidelines; and

  •
  overseeing the evaluation of our board of directors and our committees.

Compensation Committee Interlocks and Insider Participation

        During the last completed fiscal year, Ms. Taylor and Messrs. Anderson and Bowmer served as members of the Compensation Committee. None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers on our Board or Compensation Committee.

Related Person Transactions

  Policies and Procedures

        All reportable related person transactions and potential conflict of interest situations must be reviewed and approved by the Audit Committee. In determining whether to approve such transactions, the Audit Committee will take into account, among other factors and information it deems appropriate:

  •
  the related person's relationship to HireRight and interest in the transaction;

  •
  the material facts of the transaction;

  •
  the benefits to HireRight of the transaction; and

  •
  an assessment of whether the transaction is (to the extent applicable) in the ordinary course of business, at arm's length, at prices and on terms customarily available to unrelated third party vendors or customers generally, and whether the related person had any direct or indirect personal interest in, or received any personal benefit from, such transaction.

        Transactions in the ordinary course of business, between us and an unaffiliated corporation of which one of our non-employee directors serves as an officer, that are at arm's length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in which the non-employee director had no direct or indirect personal interest, nor received any personal benefit, and in amounts that are not material to our business or the business of such unaffiliated corporation, are deemed conclusively pre-approved. This would typically involve a situation where an unaffiliated corporation purchases our screening services in the ordinary course of business.

  Transactions with Related Parties

        We have entered into, or intend to enter into, indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

        Some of our five percent or greater stockholders, or entities affiliated with or previously affiliated with such stockholders, are our customers. Until May 2007, the Travelers Companies, Inc. ("Travelers") owned a controlling interest in the SPVC Funds, one of our greater than five percent stockholders. For the six months ended June 30, 2007, our service revenue from Travelers and its affiliated entities totaled $209,000.

Code of Ethics and Business Conduct

        HireRight has adopted a written Code of Ethics and Business Conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics and Business Conduct is designed to promote and encourage, among other things, (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (b) full, fair, accurate, timely and understandable disclosures in reports and documents that we file with, or submit to, the SEC; (c) compliance with our other corporate policies and with applicable governmental laws, rules and regulations; (d) the prompt internal reporting of violations of the code, including any illegal activity, to the appropriate person or persons identified in the code; and (e) accountability for adherence to the code.

        The Code of Ethics and Business Conduct is posted in the "Corporate Governance" subsection of the "Investor Relations" section of our website at www.hireright.com, or is available upon request to our Secretary at 5151 California Avenue, Irvine, California, 92617, by telephone at 949-428-5800, or by email to ir@hireright.com. In addition, we intend to post on our website all disclosures that are required by law or the applicable rules of NASDAQ concerning any amendments to, or waivers from, any provision of the Code of Ethics and Business Conduct within four business days of any such amendment or waiver. We also have additional rules of conduct which apply to our CEO (our principal executive officer) and our CFO (our principal financial officer and accounting officer).

Communications with Directors

        The Board has also established a process for stockholders to send written communications to the full membership of the Board or to one or more individual members of the Board at their discretion.

Stockholders may communicate with the Board or any one or more individual directors by writing to our Secretary at 5151 California Avenue, Irvine, California, 92617. Stockholders should address such communications to the Board or to the applicable individual member(s) thereof, and send the written communication by overnight mail or certified mail, return receipt requested. The Secretary of the Company has been instructed by the Board to promptly copy and distribute all such communications to the specified addressees thereof.

Whistleblower Hotline

        As required by the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our 24-hour, toll-free confidential compliance line is available for the submission of concerns regarding these matters by any employee. Any employee who believes he or she has witnessed a breach of our Code of Conduct or an incident involving financial fraud may leave a confidential or anonymous message which is routed directly to the chair of our Audit Committee, legal counsel and others.

Director Candidate Nominating Procedures

        The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests for recommendations, committee meetings from time to time to evaluate biographical information and material relating to potential candidates, and interviews of candidates by Board members.

        In considering whether to nominate any particular candidate, the nominating and corporate governance committee will apply the criteria set forth in our Corporate Governance Policy. These criteria include without limitation the candidate's integrity, independence, judgment, business experience and background, as well as the Board's needs. The Nominating Committee does not assign specific weights to particular criteria. The Nominating Committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

        The Nominating Committee will also consider nominees for the Board recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company's next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the chair of the Nominating Committee, care of the Secretary of the Company, by the deadline for stockholder proposals set forth in the Company's last proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name and address of the stockholder making the nomination, (c) a representation that the nominating stockholder is a stockholder of record of the Company's stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee's qualifications for membership on the Board, (e) all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected. All such recommendations will be brought to the attention of the Nominating Committee, and the Nominating Committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees. Such information should be sent to the Nominating Committee, c/o Secretary,

5151 California Avenue, Irvine, California, 92617. If the Board determines to nominate a stockholder-recommended candidate, then his or her name will be included on our proxy card for the applicable annual meeting of stockholders.

        Stockholders also have the right under our Bylaws to directly nominate director candidates at an annual meeting even though the nominee is not included in the proxy statement for the annual meeting for which such nomination is to be considered. Pursuant to our Bylaws, in order for any stockholder-recommended director candidate who is not included in the proxy statement for the applicable annual meeting of stockholders to be brought before the meeting by a stockholder of record, such stockholder must give written notice of that director nomination to our Secretary not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The notice of director nomination must contain the information required by our Bylaws. Candidates nominated by stockholders in accordance with these Bylaw procedures for consideration at an annual meeting of stockholders will not be included on our proxy card for that annual meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table contains information regarding the beneficial ownership of our common stock as of April 1, 2008 by the stockholders our management knows to beneficially own more than five percent of our outstanding common stock. The percentage of ownership is calculated using the number of outstanding shares on April 1, 2008.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
NCP-1 L.P.(1)	1,995,302	17.3%
DCM(2)	1,882,033	16.4%
Split Rock Partners(3)	1,435,291	12.4%
Federated Investors Inc.(4)	1,056,000	9.2%

    (1)
    Based on information contained in Schedule 13G filed jointly by NCP-1, L.P., MV-1 GP, LLC, Navigation Capital Partners III, L.P., NCP General Partner III, LLC, John S. Richardson and Lawrence E. Mock Jr. (the "Reporting Persons") on February 14, 2008, wherein they reported the beneficial ownership of 1,995,302 shares. The reported securities, owned directly by NCP-1, L.P., include 1,882,923 shares of our common stock and an additional 112,379 shares of our common stock subject to currently-exercisable warrants at an exercise price of $3.18 per share. The general partner of NCP-1, L.P. is MV-1 GP, LLC, whose sole member is Navigation Capital Partners III, L.P., whose general partner is NCP General Partner III, LLC. Messrs. John Richardson and Lawrence E. Mock, Jr. are the sole members and managers of NCP General Partner III, LLC. These other entities and individuals may be deemed to be indirect beneficial owners of the securities owned directly by NCP-1, L.P. The address for the Reporting Persons is 3060 Peachtree Road, Suite 780, Atlanta, GA 30305.

    (2)
    Based on the information contained in Schedule 13G filed on February 12, 2008. Consists of (i) 1,750,153 shares held by DCM III, L.P., (ii) 46,370 shares held by DCM III-A, L.P., and (iii) 85,510 shares held by DCM Affiliates Fund III, L.P. (collectively with DCM III, L.P., DCM III-A, L.P. and DCM Affiliates Fund III, L.P., the "DCM Funds"). Katsujin David Chao, Dixon R. Doll and Peter W. Moran all serve as managing members (the "Managing Members") of DCM Investment Management, LLC. ("DCMIM"). DCMIM is the general partner of the DCM Funds and may be deemed to have sole power to vote and sole power to dispose of shares held by the DCM Funds. Through their control of DCMIM, the Managing Members may be deemed to have shared power to vote and shared power to dispose of the portfolio securities of the DCM Funds, and therefore may be deemed to share beneficial ownership of such securities. Each Managing Member disclaims beneficial ownership of the portfolio securities held by the DCM Funds, except to the extent of each such Managing Member's pecuniary interest therein. Mr. Blaisdell is a member of our Board and a Non-Managing Member of DCMIM. The address for the DCM Funds, DCMIM and the Members is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

    (3)
    Based on information contained in Schedule 13G filed jointly by Split Rock Partners, LLC ("Split Rock"), SPVC V LLC ("SPVC V") and SPVC VI LLC ("SPVC VI") (collectively the "Reporting Persons") on February 8, 2008, wherein they reported the beneficial ownership of 1,435,291 shares. SPVC V is the record owner of 668,477 shares of our common stock. SPVC VI is the record owner of 625,217 shares of our common stock, and is also the record owner of a currently-exercisable warrant representing the right to purchase 141,597 shares of our common stock. Split Rock may be deemed to own beneficially 1,435,291 shares of our common stock. SPVC V and SPVC VI are jointly managed by Split Rock and Vesbridge Partners, LLC; however, voting and investment power over the shares has been delegated solely to Split Rock. Split Rock has delegated all voting and investment power with respect to the shares to four individuals, who require a two-thirds vote to act. The address for the Reporting Persons is 10400 Viking Drive, Suite 550, Eden Prairie, MN 55344.

    (4)
    Based on information contained in Schedule 13G filed by Federated Investors, Inc., John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue (the "Reporting Persons") on February 13, 2008, wherein they reported the beneficial ownership of 1,056,000 shares. Federated Investors, Inc. (the "Parent") is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the "Investment Advisers"), which act as investment advisers to registered investment companies and separate accounts that own shares of HireRight. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Investors, Inc., the Parent. All of the Parent's outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. The address for the Reporting Persons is Federated Investors Tower, Pittsburgh, PA 15222-3779.

STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF
EXECUTIVE OFFICERS AND DIRECTORS

        The following table contains information regarding the beneficial ownership of our common stock as of April 1, 2008 by:

  •
  each director and nominee for director;

  •
  each executive officer named in the Summary Compensation Table below (the "Named Executive Officers"); and

  •
  all current directors and executive officers of the Company as a group.

        Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

        Both directors and executive officers are encouraged to hold HireRight common stock to align their financial interests with those of the stockholders.

Executive Officers and Directors(1)	Shares Beneficially Owned	Stock Based Holdings(2)	Percent of Class(3)
Class I Directors:
Jeffrey H. Anderson	26,773	2,916	*
Thomas B. Blaisdell(5)	1,882,033	2,916	16.5%
Class II Directors:
John P. Bowmer	—	1,944	*
Cranston R. ("Randy") Lintecum	22,222	8,471	*
Class III Directors:
Richard E. Allen	—	1,944	*
Eric J. Boden(4)	818,602	58,603	7.6%
Margaret L. ("Peggy") Taylor	24,276	2,916	*
Other Named Executive Officers:
Jeffrey A. Wahba	56,666	60,284	1.0%
Glen E. Schrank	50,000	33,332	*
David M. Nachman	140,635	16,666	1.4%
Stefano Malnati	15,000	87,776	*
All Executive Officers and Directors as a Group (15 persons)(5)	3,113,975	449,583	29.9%

*
Less than one percent (1%) of the outstanding shares of our common stock.

(1)
Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (a) the power to vote or direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. Except as otherwise indicated, the persons in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table.

(2)
Stock based holdings includes options granted under the HireRight, Inc. 2000 Stock Option/Stock Issuance Plan and the HireRight, Inc. 2007 Long-Term Incentive Plan, and shares issuable upon exercise of a warrant. Option grants include options that are vested or will vest within 60 days under the HireRight, Inc. 2000 Stock Option/Stock Issuance Plan and the HireRight, Inc. 2007 Long-Term Incentive Plan.

  As compensation for Board service, several of our non-employee directors have elected to receive a portion of their total fees in the form of deferred stock units ("DSUs") under our Directors'

  Deferred Compensation Plan. Under the rules of the SEC, DSUs are not included in calculating beneficial ownership above because the holder of a DSU does not have voting or investment power with respect to the DSU or the underlying shares. Nonetheless, we consider the disclosure of DSU ownership to be relevant to investors because the payment ultimately received by the holder of a DSU is in the form of our common stock. Directors Thomas B. Blaisdell and John P. Bowmer each received 1,005 DSU's in February 2008.

(3)
Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and the group, that all shares that may be acquired by such person or group pursuant to options or other rights currently exercisable or that become exercisable within 60 days following April 1, 2008, are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person.

(4)
Consists of (i) 818,602 shares held by the E. C. Boden Living Trust Established September 18, 1992, of which Mr. Boden and his spouse are co-trustees, (ii) 44,444 shares issuable upon exercise of options which are currently exercisable and (iii) 14,159 shares issuable upon exercise of warrants which are currently exercisable.

(5)
Based on the information contained in Schedule 13G filed on February 12, 2008. Consists of (i) 1,750,153 shares held by DCM III, L.P., (ii) 46,370 shares held by DCM III-A, L.P., and (iii) 85,510 shares held by DCM Affiliates Fund III, L.P. (collectively with DCM III, L.P., DCM III-A, L.P. and DCM Affiliates Fund III, L.P., the "DCM Funds"). Katsujin David Chao, Dixon R. Doll and Peter W. Moran all serve as managing members (the "Managing Members") of DCM Investment Management, LLC. ("DCMIM"). DCMIM is the general partner of the DCM Funds and may be deemed to have sole power to vote and sole power to dispose of shares held by the DCM Funds. Through their control of DCMIM, the Managing Members may be deemed to have shared power to vote and shared power to dispose of the portfolio securities of the DCM Funds, and therefore may be deemed to share beneficial ownership of such securities. Each Managing Member disclaims beneficial ownership of the portfolio securities held by the DCM Funds, except to the extent of each such Managing Member's pecuniary interest therein. Mr. Blaisdell is a member of our Board and a Non-Managing Member of DCMIM.

Section 16(a) Beneficial Ownership Reporting Compliance

        Directors, executive officers and certain persons who own more than ten percent of the outstanding shares of our common stock are required by Section 16(a) of the Exchange Act and related regulations (a) to file reports of their ownership of our common stock with the SEC and NASDAQ; and (b) to furnish us with copies of the reports.

        To our knowledge, based solely upon the Company's review of such reports or written representations from certain reporting persons that no reports were required, we believe that during fiscal 2007, all of its directors and executive officers complied with Section 16(a) requirements, other than three late filings on Form 4 to report conversions of certain preferred stock into common stock in connection with our initial public offering for Messrs. Boden and Anderson and Ms. Taylor.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Biographical Information

        The following table provides information with respect to our executive officers:

Name	Age	Position(s)
Eric J. Boden	59	President, Chief Executive Officer and Chairman of the Board
Jeffrey A. Wahba	51	Chief Financial Officer and Secretary
Lisa A. Gallagher	46	Vice President, Operations
Stefano Malnati	45	Vice President, Engineering
Alexander F. Munro	41	Vice President, Information Technology and Information Security
David M. Nachman	41	Vice President, Corporate and Business Development
Barbara M. Nieto	44	Vice President, Human Resources
Robert J. Pickell	42	Vice President, Marketing and Product Management
Glen E. Schrank	52	Vice President, Worldwide Sales

        Eric J. Boden has served as our President and Chief Executive Officer since he joined us in March 1999 and as a member of our Board since August 2000. He has also served as the Chairman of our Board since July 2003. Mr. Boden's prior experience includes serving as the President and Chief Executive Officer of Frame-n-Lens Optical, Inc., a prescription eyeglass manufacturer and retail chain, as the Vice President of Operations for Clothestime, Inc., a young women's apparel company, and as Vice President, Territory Director for B. Dalton Booksellers, Inc. Mr. Boden also served in various management positions with Target Stores for twelve years. Mr. Boden holds a B.A. in Psychology from the University of Colorado.

        Jeffrey A. Wahba has served as our Chief Financial Officer and Secretary since March 2006. From 1986 to January 2006, Mr. Wahba was the Chief Financial Officer of the Henry Group of Companies, a holding company for a portfolio of businesses in the manufacturing and distribution sectors, and related entities. He currently serves as a director of The Henry Wine Group. Mr. Wahba's prior experience includes serving as the Chief Financial Officer of Vault Corporation, a software security firm, and as the Controller of the International Division of Max Factor and Co., a cosmetics manufacturer. Mr. Wahba holds a B.S. in Industrial Engineering and an M.S. in Engineering Management and Industrial Engineering from Stanford University, and an M.B.A. from the University of Southern California.

        Lisa A. Gallagher joined us in September 2000 as the Vice President of Human Resources and became the Vice President, Operations in April 2001. From February 2000 to September 2000, Ms. Gallagher was responsible for human resources at Access360, a software development company that was later acquired by International Business Machines Corporation. From 1995 to 1999, she served as Human Resources Representative and then Director of Human Resources for Fujitsu Business Communication Systems, Inc., a telecommunications company. Ms. Gallagher holds a B.A. in Business Administration from California State University at Fullerton.

        Stefano Malnati has served as our Vice President of Engineering since February 2004. From November 2002 to January 2004, Mr. Malnati was Vice President of Product Management and Business Development at ImpactXoft, Inc., a software development firm focused on providing software to manage the collaborative design process for 3-D product development, including consumer goods and electronics. From October 1999 to November 2002, Mr. Malnati served as Senior Vice President of Engineering for PRAJA, Inc., a developer of business activity monitoring software which was acquired by TIBCO Software Inc. during his tenure. From 1997 to October 1999, Mr. Malnati served as Vice President of Engineering for Centric Software Inc., a provider of enterprise software solutions relating to managing product or capital program initiatives. Mr. Malnati holds a degree in Electronics from the

Instituto Tecnico of Gallarate, Italy, and has studied Computer Science at the Universita'degli Studi in Milan, Italy.

        Alexander F. Munro joined us in October 2003 as our Director of Information Technology and became our Vice President of Information Technology and Information Security in April 2006. From May 1999 to October 2003, Mr. Munro served as Director of Network Services for Fidelity National Information Solutions, a real estate software and services company which was majority-owned by Fidelity National Financial. Mr. Munro's prior experience includes working as a Level III Network Associate designing network architecture for PacifiCare Health Systems. He also served as founder and President of Finlay Technologies, a sporting goods manufacturer. Mr. Munro has also worked as an engineer with Rockwell International Corp. Mr. Munro holds a B.S. in Aerospace Engineering from the University of Colorado, Boulder, and an M.S. in Engineering and Technology Management from City University in Bellevue, Washington.

        David M. Nachman joined us in August 2000 as our Vice President of Business Development and assumed the additional position of Vice President of Marketing in February 2003 until October, 2007, when he became our Vice President of Corporate and Business Development. From January 2000 to July 2000, Mr. Nachman served as Vice President of Business Development and Strategy at iiCaptain.com, a marine industry e-commerce company, prior to its merger with PC Boats. Prior to joining iiCaptain.com, Mr. Nachman served as a consultant at McKinsey & Company for nearly six years. Mr. Nachman has also worked for Donaldson, Lufkin & Jenrette, Inc. and Kidder, Peabody & Company, where he concentrated on financial restructurings and mergers and acquisitions. Mr. Nachman graduated magna cum laude with a B.A. in Economics-Business from the University of California at Los Angeles, and holds an M.B.A. with honors from the University of Chicago Graduate School of Business.

        Barbara M. Nieto joined us in February 2005 as our Director of Human Resources and became our Vice President of Human Resources in April 2006. From June 2002 to January 2005, Ms. Nieto served as Senior Director of Human Resources for Skyworks Solutions, a wireless semiconductor company that was spun-off from Conexant Systems Inc. From May 2000 to June 2002, Ms. Nieto served as Executive Director of Human Resources for Conexant Systems. From 1998 to 2000, Ms. Nieto was Human Resources Manager for the Southern California and Nevada divisions of Coca-Cola Enterprises Inc. Ms. Nieto's prior experience also includes 12 years at McDonnell Douglas Corp. and its successor Boeing Co. where she held various positions in operations and human resources. Ms. Nieto holds a B.S. in Industrial Engineering from Stanford University and a J.D. from Loyola Law School. Ms. Nieto is a member of the California Bar.

        Robert J. Pickell has served as our Vice President of Product Management since March 2007, and also as our Vice President of Marketing since October 2007. From September 2001 to November 2006, Mr. Pickell was Vice President of Worldwide Marketing at Quantum Corp., a global supplier of data storage systems. From 2000 to 2001, Mr. Pickell served as Executive Vice President, General Manager of Escrow.com, a financial services company providing online transaction settlement solutions. From 1999 to 2000, he served as Vice President of Partner Marketing for Stamps.com, a provider of online mailing and shipping products. From 1994 to 1999, he served as Group Director of Marketing and Channel Development for AirTouch Cellular. Mr. Pickell's prior experience also includes working as a Project Consultant for the Center for Applied Research, a management consulting firm specializing in corporate strategy and organizational development, and as an Associate Consultant for Hewitt Associates, a human resources outsourcing and consulting organization. Mr. Pickell graduated with a B.A. in Economics with department honors from Pomona College, and with an M.B.A. with distinction from The Wharton School at the University of Pennsylvania.

        Glen E. Schrank has served as our Vice President of Worldwide Sales since May 2004. From June 2003 to April 2004, Mr. Schrank served as Business Development Director for SPSS, Inc., a provider of predictive analytics software and solutions. From May 2002 to December 2002, Mr. Schrank served as Vice President of Sales High Tech West at i2 Technologies, Inc., a company that provides supply chain management tools and services. From 2000 to 2001, Mr. Schrank served as Vice President of Sales & Business Development for @TheMoment, Inc., a provider of dynamic trading solutions. Mr. Schrank's prior experience includes 14 years at IBM where he held various positions, most recently as Business Unit Executive, responsible for the management of more than 50 people in the areas of direct and indirect sales, systems engineering and technical support. Mr. Schrank holds a B.A. in Mathematics from the University of California at Los Angeles and an M.B.A. from the University of Southern California.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Margaret L. ("Peggy") Taylor (Chair) Jeffrey H. Anderson John P. Bowmer

Compensation Discussion and Analysis

        Our primary objective with respect to executive compensation is to establish programs which attract, retain and motivate talented and qualified executives and align their compensation with our overall business strategies, values and performance. Decisions regarding executive compensation are made by our Compensation Committee, which is composed exclusively of non-employee independent directors. The Compensation Committee reviews the compensation arrangements for the Chief Executive Officer and other members of senior management in accordance with our executive compensation philosophy. To that end, the Compensation Committee has reviewed and affirmed a total rewards program which includes the following:

  •
  A pay for performance philosophy that differentiates compensation based on Company and individual performance and achievement of results;

  •
  An emphasis on long-term incentives as a major component of total compensation in order to more closely align the interests of executives with the interests of our stockholders;

  •
  An emphasis on rewarding executives with total compensation, including cash and stock incentive plans, at competitive market levels for meeting Company performance targets, with actual total compensation falling above or below this target based on each executive's experience, skills and individual performance, as well as the performance of the Company;

  •
  An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives, balances short-term and long-term financial goals and behaviors within the Company, and encourages Company stock ownership;

  •
  Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be leveraged with stock and other performance incentives; and

  •
  The use of both time-based and performance-based equity with long-term vesting requirements in order to retain critical and key talent.

        The primary components of our executive compensation program are expected to be (a) base salaries; (b) annual cash incentive opportunities; and (c) long-term incentive opportunities in the form of stock options, restricted stock and performance-based stock. Executives also participate in employee benefit programs available to the broader employee population. Our executive compensation program is intended to provide executives with overall levels of compensation that are competitive with the human capital industry, as well as within a broader spectrum of companies of comparable market capitalization and profitability.

        The Compensation Committee reviews executive compensation arrangements annually to ensure market competitiveness and to assure we meet our objective of providing executive pay packages with appropriate short and long-term incentives, including annual bonus and equity compensation tied to individual and Company performance. In making its decisions with respect to executive compensation, the Compensation Committee utilizes competitive compensation information from published sources as well as independent consultants.

        In reviewing the compensation recommendations for 2007, the Compensation Committee retained Frederic W. Cook & Co., Inc., an independent management compensation consulting firm, to conduct an executive compensation review, which the Compensation Committee used in establishing our current compensation policy and structure. This study examined the compensation information disclosed by 14 technology companies that had recently completed their initial public offerings, as well as data from 17 U.S.-based, publicly-traded software and services companies with comparable business models and similar market capitalization and profitability to HireRight. Additionally, the Radford Technology Survey for companies with $50 million to $200 million in revenues was used to supplement the study. Our philosophy is to provide total targeted compensation for our executive officers at competitive market levels for meeting Company performance targets with the opportunity to exceed target levels of compensation based on exceptional individual or Company performance.

        Base Salaries.    Each year the Compensation Committee determines the base salary for the Chief Executive Officer and other executive officers. Our Chief Executive Officer does not participate in the discussions regarding his own compensation but does provide input to the Compensation Committee regarding the compensation of other executive officers. In making its base pay recommendations, the Compensation Committee reviews and evaluates the following factors: Company performance, the executive's individual performance and scope of responsibility, competitive market pay information and practices, internal equity and other considerations. In order to effectively recruit and retain key executives, we have adopted a base salary philosophy that takes into account competitive market compensation levels at approximately the 50th percentile with the ability to differentiate compensation around that data point.

        Performance-Based Annual Cash Incentives.    Annual performance goals serve to both motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on our business results. The Compensation Committee established the 2007 Executive Short-Term Incentive Plan, which is a performance-based, cash bonus pool for our senior management team that may be amended from time to time or canceled at the discretion of our Compensation Committee.

        For 2007, 75 percent of the potential bonus for all participants was based on HireRight's achievement of its quarterly operating income targets. The remaining 25 percent of the potential bonus for all participants in this plan in 2007 was based upon HireRight's overall customer satisfaction.

        All payments under the 2007 Executive Short-Term Incentive Plan were subject to the discretion of, and were approved by, the Compensation Committee. Accordingly, each participant's subjective personal contribution was taken into account by the Compensation Committee, based upon input from the Chief Executive Officer, in determining the amounts awarded under this plan for 2007 to each participant. This plan provided that, if HireRight had achieved its annual operating income target, the Compensation Committee could have, in its sole discretion, made up any quarterly shortfall in the bonus payment.

        In 2007, the target bonuses under the plan as a percent of the participant's base salary ranged from 20 percent to 50 percent, based on the participant's title, with the Chief Executive Officer's target bonus set at 50 percent of his base salary. The target bonus for all other named executive officers were 20 percent to 35 percent of such officer's base salary.

        The Compensation Committee also has the discretion to authorize an annual overachievement bonus for our senior management team, provided that HireRight exceeds its operating income plan. The overachievement bonus pool is based on a percentage of the amount by which HireRight's operating results exceeds the operating income target for that year. In 2007, an overachievement bonus of up to 15 percent of the amount of excess operating income over plan for the year could have been paid to participants in this plan. The amount of the overachievement bonus payable to each participant is completely discretionary and is recommended by the Chief Executive Officer, but is subject to the approval of the Compensation Committee. In 2007, the Compensation Committee amended this plan to put a cap on the potential overachievement bonus payable to any participant to two times his or her annual target bonus amount. HireRight did not exceed its 2007 operating plan, so the Compensation Committee did not authorize any overachievement bonus.

        In 2008, the Compensation Committee amended this plan to place greater emphasis on revenue and earnings per share ("EPS") growth in addition to operating income and customer satisfaction. The potential bonus for all participants will be based on our internal plan for the following areas: 40 percent on operating income, 25 percent on fully diluted EPS, 20 percent on service revenue and 15 percent on customer satisfaction. Due to the slowing economy, our current expectation is that a full target bonus payment will be difficult to achieve in 2008. The plan retains the same overachievement provisions as the 2007 plan. After reviewing the compensation analysis provided by our consultant, the Compensation Committee increased the target bonus for the Chief Executive to 80 percent of his base salary under this plan in order to bring his compensation more in line with other similarly situated CEO's. Additionally, the Compensation Committee eliminated the sales commission plan for the Vice President of Worldwide Sales and increased his target bonus to 60 percent of his base salary under this plan. All other participants under this plan, including the remaining named executive officers will have target bonuses of 35 percent of their base salaries.

        In 2007, Glen E. Schrank, our Vice President of Worldwide Sales, also participated in a separate commission plan in addition to the performance bonuses set forth above. Under this plan, Mr. Schrank was entitled to an annual base commission equal to 0.58 percent of HireRight's service revenues (excluding reimbursed fees) in 2007 that exceed actual service revenue generated in 2006. Mr. Schrank was also entitled to an additional commission at rates ranging from 1.80 percent to 2.34 percent of the amount of service revenues (excluding reimbursed fees) that were in excess of the 2007 target revenues. For 2008, commissions have been eliminated from Mr. Schrank's compensation in favor of increased participation in the 2008 Executive Short-Term Incentive Plan.

        Long-Term Incentives.    During 2007, we did not grant any equity-based awards to our named executive officers under our 2000 Stock Option/Stock Issuance Plan (the "2000 Plan") or our 2007 Long-Term Incentive Plan (the "2007 Plan"). The 2007 Plan was adopted in August 2007 and, in connection therewith, no further grants will be made under the 2000 Plan. Our equity incentive plans have been designed to align a significant portion of the executive compensation opportunity with the long-term interests of our stockholders. In order to achieve such alignment, we have historically granted options to our executives that generally vest over a four-year period. Although we did not have a broad based annual equity grant in 2007, specific grants were made under our 2000 Plan and 2007 Plan for the purpose of retaining and recognizing key talent and high performers. In addition, stock options were granted to certain executives and other employees upon hire and promotion. Historically, we have not had a formal policy in place regarding the allocation of long-term incentives for our management team relative to the other forms of compensation. We engaged Frederic W. Cook & Co., Inc. to assist us in establishing the appropriate allocation between the various forms of compensation to remain competitive in our industry. We plan to continue to rely on outside compensation consultants to assist us in this allocation in the future, and we expect to have annual equity grants to all of our executives going forward. Grants of stock options to our executives will be made by our Compensation Committee, or the full Board, at a regularly-scheduled meetings, or occasionally by unanimous written consent. If approval is made at a meeting, the grant date of the award will be the date of the meeting; if approval is by unanimous written consent, the grant date of the award will be the day the last Compensation Committee member or Board member signs the consent. The grant price for stock options is the fair market value of our common stock on that date, defined as the closing price of our common stock on Nasdaq.

Summary Compensation Table

        The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2007 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2007. The officers listed below are collectively referred to as the "Named Executive Officers."

Name	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)		Total

Eric J. Boden Chief Executive Officer, President and Chairman	2007 2006	$312,519 273,077	$34,233 18,861	$97,320 247,934		$16,544 6,600	(5)	$460,616 546,472

Jeff A. Wahba Chief Financial Officer and Secretary	2007 2006	236,331 170,077	48,655 37,336	51,884 100,664		6,750 4,734		343,620 312,811

Glen E. Schrank Vice President, Worldwide Sales	2007 2006	193,000 180,539	12,838 7,073	84,687 247,531	(4) (4)	5,790 5,416		296,315 440,559

David M. Nachman Vice President, Corporate and Business Development	2007 2006	230,077 219,885	12,838 7,073	50,522 130,872		5,414 4,425		298,851 362,255

Stefano Malnati Vice President, Engineering	2007 2006	221,923 206,923	17,117 9,431	48,541 120,701		4,942 4,425		292,523 341,480

(1)
Valuation of awards is based on the recognized expense for 2007, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note 10 of the Company's audited financial statements for the year ended December 31, 2007 included in the Company's Annual Report on Form 10-K filed with the SEC on March 11, 2008. The Company cautions that the amounts reported in the above table for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company's performance, stock price and continued employment.

(2)
The amounts shown in this column constitute the cash bonuses made to each Named Executive Officer under the 2007 and 2006 plans, respectively, based on the attainment of certain pre-established criteria established by the Compensation Committee. These awards are discussed in further detail under "Compensation Discussion and Analysis" above.

(3)
The amounts represent a matching contribution by us under our 401(k) retirement program.

(4)
Includes commissions of $60,563 in 2007 and $185,068 in 2006.

(5)
This amount represents the Company's contribution to Mr. Boden's account under our 401(k) retirement program in the amount of $6,750 and reimbursement by the Company of $9,794 for legal fees related to Mr. Boden's employment agreement.

Grants of Plan-Based Awards

        There were no grants of awards to any of the Named Executive Officers during the year ended December 31, 2007 under our 2000 Plan and 2007 Plan or otherwise.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
							All Other Option Awards: Number of Shares of Stock	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
	Grant Date
Name		Threshold	Target		Maximum

Eric J. Boden Chief Executive Officer, President and Chairman	—	—	$157,384		314,767		—	—	—

Jeff A. Wahba Chief Financial Officer and Secretary	—	—	82,888		165,776		—	—	—

Glen E. Schrank Vice President, Worldwide Sales	—	—	128,711	(1)	77,421	(2)	—	—	—

David M. Nachman Vice President, Corporate and Business Development	—	—	80,691		161,382		—	—	—

Stefano Malnati Vice President, Engineering	—	—	77,887		155,773		—	—	—

(1)
This amount represents Mr. Schrank's target bonus of $38,711 and target commission of $90,000.

(2)
This amount represents Mr. Schrank's maximum bonus only as the commission plan is uncapped.

Outstanding Equity Awards at Fiscal Year-End

        The following table presents the outstanding equity awards held by each of our Named Executive Officers as of the fiscal year ended December 31, 2007. Except as otherwise indicated below, each option granted to the Named Executive Officers was granted under either the 2000 Plan or 2007 Plan and has a term of ten years and vests 12.5 percent six months after the grant date, with the remainder vesting in 42 equal monthly installments thereafter. All of the options that have been granted by us under the 2000 Plan, to the Named Executive Officers or otherwise, are immediately exercisable, whether vested or unvested, but any unvested shares issued upon any exercise are subject to repurchase by us. Such immediate exercisability allows optionees to begin their holding periods for tax purposes, prior to the vesting of an option, by exercising the option. Such repurchase rights lapse on the same vesting schedule as the vesting schedule of the stock option which was exercised.

Number of Securities Underlying Unexercised Options
				Option Exercise Price ($)	Option Expiration Date

Name	Exercisable(1)(2)		Unexercisable

Eric J. Boden Chief Executive Officer, President and Chairman	44,444		—	6.93	07/24/16

Jeffrey A. Wahba Chief Financial Officer and Secretary	80,284	(3)	—	3.83	03/31/16

Glen E. Schrank Vice President, Worldwide Sales	16,666 16,666	(4) (7)	— —	1.22 6.93	05/26/14 07/24/16

David M. Nachman Vice President, Corporate and Business Development	72,858 6,666 16,666	(8) (7)	— — —	1.13 1.13 6.93	11/28/10 02/26/12 07/24/16

Stefano Malnati Vice President, Engineering	77,777 7,777 22,222	(6) (5) (7)	— — —	1.22 2.70 6.93	03/10/14 09/22/14 07/24/16

(1)
As stated above, under our 2000 Plan option holders may exercise options at any time whether or not the options are vested. The options set forth in the table above were all issued under our 2000 Plan and are therefore shown in the "exercisable" column even though some are not fully vested. Any shares issued upon exercise of options under the 2000 Plan that have not fully vested become restricted shares subject to repurchase by the Company until vested and which vest over time based on the same vesting schedule as the original option.

(2)
The vesting of the option will be accelerated in full upon an involuntary termination of the executive officer without cause within 18 months after a change in control of the Company. In addition, upon such acceleration of vesting, the option will remain exercisable until the earlier of (i) the expiration date of such option or (ii) the expiration of the one-year period measured from the date of the involuntary termination.

(3)
In the event of a change in control within two years of March 13, 2006, Mr. Wahba's commencement of employment, the option will vest by an additional 50% upon the closing of the change in control transaction. If the change in control transaction occurs on or after two years or if Mr. Wahba is involuntarily terminated without cause, then the option will become vested in full upon the closing of the transaction or upon his termination, as applicable.

(4)
Vests 12.5% six months after May 3, 2004, with the remainder vesting in 42 equal monthly installments thereafter.

(5)
Vests 12.5% six months after July 5, 2004, with the remainder vesting in 42 equal monthly installments thereafter.

(6)
Vests 12.5% six months after February 24, 2004, with the remainder vesting in 42 equal monthly installments thereafter.

(7)
Vests 12.5% six months after July 24, 2006, with the remainder vesting in 42 equal monthly installments thereafter.

(8)
Vests 12.5% six months after August 1, 2000, with the remainder vesting in 42 equal monthly installments thereafter.

Option Exercises and Stock Vested

        The following table sets forth information with respect to all exercises of stock options, SARs and similar instruments, and each vesting of stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2007 by our Named Executive Officers. In connection with our initial public offering, certain shares of preferred stock held by Eric J. Boden, our Chief Executive Officer, converted into shares of our common stock.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Exercise	Value Realized on Exercise

Eric J. Boden Chief Executive Officer, President and Chairman	—	—	—	—

Jeff A. Wahba Chief Financial Officer and Secretary	—	—	—	—

Glen E. Schrank(2) Vice President, Worldwide Sales	5,556	$79,006	—	—

David M. Nachman Vice President, Corporate and Business Development	—	—	—	—

Stefano Malnati Vice President, Engineering	—	—	—	—

(1)
The dollar amount(s) shown are determined by multiplying the number of shares of the Company's common stock to which the exercise of the option related, by the difference between the per-share closing price of the Company's common stock on the date of exercise and the exercise price of the options.

(2)
On May 3, 2007, Mr. Schrank exercised a portion of the stock options granted to him in May 2004. All of the shares acquired upon exercise were vested as of December 31, 2007.

Director Compensation

        The compensation and benefits for service as a member of our Board is determined by the Compensation Committee. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board and committees.

        Non-employee directors are entitled to participate in our 2007 Long-Term Incentive Plan, pursuant to which any non-employee director who is first elected to the Board will be granted an option to purchase 7,777 shares of our common stock at the Board meeting immediately following his or her election to the Board. These options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and vest over twenty four equal monthly installments over a two year period as measured from the date of grant. In addition, on the date of each annual stockholder's meeting, each person who was already serving as a non-employee member of the Board and will continue to serve on the Board will be granted a stock option to purchase 3,888 shares of our common stock. These options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest in equal monthly installments over a one year period from the date of grant, subject to the director's continuing service on our Board. Upon the termination of their service on the Board, non-employee directors will have three years to exercise any vested options.

        As more fully described below under the caption "Directors' Deferred Compensation Plan" below, each non-employee director will also be allowed to defer his or her annual cash retainer fees into deferred stock units which would vest monthly and be distributed at the earlier of five years or upon the director's termination of service from the Board, unless the director made a different election.

        All non-employee directors (including committee chairs and our lead independent director) are entitled to receive the following annual retainers and meeting fees:

  •
  An annual retainer of $20,000;

  •
  Board meeting fees of $750 per meeting; and

  •
  Committee meeting fees of $750 per meeting.

        Additionally, committee chairs are entitled to receive the following meeting fees:

  •
  The Audit Committee chair is entitled to $3,000 per Audit Committee meeting in lieu of the $750 fee for attending meetings of such committees;

  •
  The Compensation Committee chair is entitled to $2,000 per Compensation Committee meeting in lieu of the $750 fee for attending meetings of such committee; and

  •
  The Nominating Committee chair is entitled to $2,000 per Nominating Committee meeting in lieu of the $750 fee for attending meetings of such committee.

  Directors' Deferred Compensation Plan

        The Deferred Compensation Plan for Directors (the "Deferred Compensation Plan") became effective upon the completion of our initial public offering, and is administered by the Compensation Committee. Under the Deferred Compensation Plan, our non-employee directors may defer all or any portion of their annual retainer in exchange for phantom stock units ("Deferred Stock Units"), which represent a right to receive shares of our common stock at a later date. Prior to the first day in any plan year, which begins on January 1 and ends on December 31 of each calendar year, each eligible director may specify the portion, if any, of his or her annual retainer for the upcoming plan year that the director wishes to irrevocably defer under the Deferred Compensation Plan. Directors may not defer any portion of their annual retainer to the extent that doing so would violate section 409A of the Code. If a director elects to defer a portion of his or her annual retainer, then on the date that the annual retainer would otherwise be paid to the director, the director's account will be credited with a number of Deferred Stock Units determined by dividing the annual retainer to be withheld by the per share closing sales price of a share of our common stock as reported by NASDAQ on such date. The shares of common stock represented by the Deferred Stock Units are not considered issued and outstanding shares for purposes of stockholder voting rights, but are treated the same as outstanding shares for purposes of dividends and other distributions. All shares of common stock issuable pursuant to the Deferred Compensation Plan will be issued under our 2007 Long-Term Equity Incentive Plan and are subject to forfeiture in certain circumstances if a director fails to complete 12 full months of service as a director after converting a portion of such director's annual retainer into Deferred Stock Units. All of a participating director's Deferred Stock Units will be distributed to the director in a single lump sum in the form of our common stock upon the director's separation from service with us; provided, however, that a director may choose, at the time a deferral election is made, to receive the distribution on the fifth year anniversary of the date the Deferred Stock Units were credited to the directors account, if the director has not already separated from service with us as of such date.

        None of our directors deferred their annual retainer earned during fiscal 2007 under the Deferred Compensation Plan.

  Director Compensation for Fiscal 2007

        The following table provides summary information concerning the compensation of each individual who served as a director during fiscal 2007, other than Eric J. Boden, President and CEO, who is not separately compensated for his service as a director and whose compensation is set forth under the heading "Executive Compensation and Other Matters" above.

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)(3)	All Other Compensation	Total

Richard E. Allen	$11,641	$1,770	$—	$13,411

Jeffrey H. Anderson	13,239	10,713	—	23,952

Thomas B. Blaisdell	9,489	10,713	—	20,202

John P. Bowmer	7,891	1,770	—	9,661

Cranston R. ("Randy") Lintecum	21,739	14,990	—	36,730

Margaret L. ("Peggy") Taylor	19,033	10,713	—	29,746

(1)
Valuation of awards is based on the recognized expense for 2007, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note 10 of the Company's audited financial statements for the year ended December 31, 2007 included in the Company's Annual Report on Form 10-K filed with the SEC on March 11, 2008. The Company cautions that the amounts reported in the above table for these awards may not represent the amounts that the directors will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on the Company's performance, stock price and continued service.

(2)
The following table presents the number of outstanding and unexercised option awards held by each non-employee director as of December 31, 2007.

Name	Number of Shares Subject to Outstanding Options

Richard E. Allen	7,777

Jeffrey H. Anderson	7,777

Thomas B. Blaisdell	7,777

John P. Bowmer	7,777

Cranston R. ("Randy") Lintecum	9,443

Margaret L. ("Peggy") Taylor	7,777

(3)
As described above, each non-employee director is granted an option to purchase 7,777 shares of our common stock at the Board meeting immediately following his or her initial election to the Board. These grants had the following fair values on the applicable grant date: Mr. Allen, $42,468; Mr. Anderson, $51,420; Mr. Blaisdell, $51,420; Mr. Bowmer, $42,468; and Ms. Taylor, $51,420. In addition, Mr. Lintecum received a stock option on August 8, 2007 to purchase 3,888 shares of our common stock. The grant date fair value of the option was $25,707. See footnote (1) above for the assumptions used to value these awards.

Potential Payments Made Upon Termination or Change in Control

        In June 2007, we entered into a three year employment agreement with Eric J. Boden, our Chairman of the Board, Chief Executive Officer and President, which became effective on August 7, 2007, the effective date of the Company's initial public offering. Pursuant to the agreement, in the event Mr. Boden's employment is terminated for any reason other than for cause, death or disability or in connection with a change in control of HireRight or if he resigns within six months after he is removed as our Chief Executive Officer, the Company will be required to continue to pay Mr. Boden his annual salary for a period of 18 months following his termination and also a lump sum amount equal to the cost of healthcare continuation coverage for one year under our healthcare plan. If Mr. Boden had been terminated as of the last business day of fiscal year 2007 for any reason other than for cause, death or disability or in connection with a change in control, he would have been entitled to receive his then-effective salary of $335,000 per year through June 2009, in accordance with our regular payroll schedule, and a lump sum payment of $9,977, which is equal to the COBRA payments for one year. Alternatively, should Mr. Boden's employment be terminated without cause or should he resign for good reason, provided that such termination or resignation is in connection with a change in control of HireRight or within 18 months following a change in control of HireRight, then we will be required to pay Mr. Boden the following: a lump sum payment equal to 200 percent of his target bonus established by the compensation committee in the year of his termination, a pro-rated share of his target bonus earned up to the date of his termination, a lump sum payment equal to the cost of healthcare continuation coverage for 18 months under our healthcare plan and a lump sum payment equal to two years of Mr. Boden's annual salary. If a triggering event under these change in control provisions of the employment agreement had occurred on the last business day of fiscal year 2007, then Mr. Boden would have been entitled to receive $1,117,286 as a lump sum payment, a portion of which might not be tax deductible to the Company to the extent it fails to meet the performance-based compensation exception under Section 162(m) of the Code. Furthermore, if any of these severance payments to Mr. Boden result in any excise taxes payable by Mr. Boden as a result of their receipt which cannot be eliminated by a reduction of up to 20 percent of such severance payments, then we are required to pay all applicable excise taxes on such severance payments for Mr. Boden. The payment of any of these severance amounts to Mr. Boden is subject to and conditioned upon his agreeing not to solicit our employees or compete with our business for a period of up to 18 months following his termination.

        We entered into an employment offer letter with Jeffrey A. Wahba in February 2006, pursuant to which he agreed to serve as our Chief Financial Officer. In the event Mr. Wahba's employment is terminated for any reason other than for cause or a change in control, he will be entitled to a lump sum payment equal to the lesser of (i) six months' base pay at his then current salary or (ii) $440,000, as well as the full acceleration of the stock option granted to him in March 2006. If Mr. Wahba had been terminated as of the last business day of fiscal year 2007, for any reason other than for cause or in connection with a change in control, he would have been entitled to receive a lump sum payment of $121,275, as well as the full acceleration of the 60,159 shares subject to his March 2006 option which had not vested as of December 31, 2007. Based on the closing price of our common stock as of such date, the aggregate value of such acceleration, determined by reference to the difference between the exercise price of such option and the fair market value of the underlying shares, was $519,473.

        In accordance with the terms of the employment offer letter, the shares subject to his March 2006 option will also vest on an accelerated basis in the event of a change in control. In the event of a change in control within two years of the commencement of his employment, which does not involve an involuntary termination, Mr. Wahba's option will vest by an additional 50 percent upon the closing of the change in control transaction. If the change in control transaction occurs after two years from the commencement of his employment or if Mr. Wahba is involuntarily terminated without cause after a change in control at any time, the option will immediately become vested in full. Upon an acceleration of vesting of the option in connection with such an involuntary termination following a change in control, the option will remain exercisable until the earlier of (i) the expiration date of such option or (ii) the expiration of the one-year period measured from the date of the involuntary termination. Based on the closing price of our common stock as of December 31, 2007, if the applicable triggering event had occurred as of such date, the aggregate value of the option acceleration would have been $259,736 in the case of the 50 percent acceleration (for a change in control transaction within two years of his commencement of employment, which does not involve an involuntary termination) and $519,473 in the case of the full acceleration (in the event of an involuntary termination without cause after a change in control).

        We also entered into change in control agreements with each of the following Named Executive Officers in June 2007: Jeffrey A. Wahba, Stefano Malnati, David M. Nachman and Glen E. Schrank. The agreements became effective on August 7, 2007, the effective date of the Company's initial public offering and will remain effective until the termination of the applicable executive's employment with us. Pursuant to the terms of the change in control agreements, should any of these executive officers' employment be terminated without cause or should any of these executive officers resign for good reason within 18 months immediately following a change in control of HireRight, then we will be required to pay such executive officer the following: a lump sum payment equal to 12 months of such executive's annual salary, a lump sum payment equal to the executive's full target bonus established by the Compensation Committee in the year of the executive's termination, a pro-rated share of such executive's target bonus earned up to the date of the executive's termination, and a lump sum payment equal to the cost of healthcare continuation coverage for 12 months under our healthcare plan. In addition to the severance payments described in the preceding sentence, Mr. Schrank will also be entitled to a lump sum payment of an amount equal to 100 percent of his annual on-target commission, if any, established by the Compensation committee for the year in which he was terminated. If a triggering event under the change in control agreements had occurred on December 31, 2007, the Named Executive Officers would have been entitled to the following payments: Mr. Wahba—$394,642; Mr. Malnati—$363,270; Mr. Nachman—$383,367; and Mr. Schrank—$389,241. Furthermore, if these severance payments to any of these executive officer's result in any excise taxes payable by these executive officers as a result of their receipt which cannot be eliminated by a reduction of up to 20 percent of such severance payments, then we are required to pay all applicable excise taxes on such severance payments for the executive. The payment of these severance payments to these executive officers are subject to and conditioned upon each such executive officer agreeing not to solicit our employees or compete with our business for a period of up to one year following such executive officers' termination of employment. Finally, should we grant any equity based awards to any of these executive officers in the future that are subject to vesting over a period of time, such as stock options or restricted stock, such equity awards must accelerate and fully vest upon such executive's termination of employment within 18 months following certain changes in control of HireRight.

        Mr. Wahba's new change in control agreement also provides that his February 2006 employment offer letter will continue to remain outstanding but (in regards to payments made upon termination) will only govern terminations that are not in connection with a change in control of HireRight.

        In addition, the outstanding stock options granted to Messrs. Boden, Malnati, Nachman and Schrank prior to December 31, 2007 provide for acceleration of vesting of such options in full upon an involuntary termination of such executive officer without cause within 18 months after a change in control of the Company. If a triggering transaction had occurred as of the last business day of fiscal year 2007, the following additional shares would have become vested: Mr. Boden—28,703 shares; Mr. Malnati—18,727 shares; Mr. Nachman—10,763 shares; and Mr. Schrank—17,707 shares. Based on the fair market value of our common stock as of such date, as determined by our board of directors, the aggregate value of such acceleration, determined by reference to the difference between the exercise price of such option and the fair market value of the underlying shares, was as follows: Mr. Boden—$158,728; Mr. Malnati—$126,879; Mr. Nachman—$59,519 and Mr. Schrank—$137,605. In addition, upon such acceleration of vesting, each affected option will remain exercisable until the earlier of (i) the expiration date of such option or (ii) the expiration of the one-year period measured from the date of the involuntary termination.

Employee Benefit Plans

  HireRight, Inc. 2000 Stock Option Plan/Stock Issuance Plan

        The HireRight, Inc. 2000 Stock Option/Stock Issuance Plan was adopted by our Board and approved by our stockholders in August 2000. A total of 2,001,333 shares of our common stock have been reserved for issuance under the 2000 Plan. Under the 2000 Plan, we are authorized to grant to officers, and other employees options to purchase shares of our common stock intended to qualify as incentive stock options, as defined under Section 422 of the Code, and to employees, non-employee directors, consultants or independent advisors options that do not qualify as incentive stock options under the Internal Revenue Code. Options granted expire ten years from the date of grant and generally vest 25 percent upon completion of one year of service with the remaining options vesting in 36 successive equal monthly installments upon completion of each additional month of service thereafter. Some options vest 12.5 percent upon completion of six months of service with the remaining options vesting in 42 successive equal monthly installments upon completion of each additional month of service. Options granted under the 2000 Plan are not transferable by the recipient except by will or by the laws of descent and distribution. With the effectiveness of the 2007 Long-Term Incentive Plan discussed below, no further option grants will be made under the 2000 Plan. However, all outstanding options under the 2000 Plan will continue to be administered under the terms and conditions of the 2000 Plan.

  HireRight, Inc. 2007 Long-Term Incentive Plan

        The HireRight, Inc. 2007 Long-Term Incentive Plan was approved by our Board and our stockholders in July 2007 and became effective upon the date of effectiveness of our initial public offering. The Compensation Committee has the authority to administer the 2007 Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2007 Plan. In addition, the committee may delegate its administrative authority under the 2007 Plan to another committee of one or more directors, and with respect to the granting of awards under the 2007 Plan to individuals that are not officers or directors of HireRight, to a committee of one or more executive officers. Any employee, officer, consultant, advisor or director providing services to us or any of our affiliates, who is selected by the committee, is eligible to receive awards under the 2007 Plan.

        The aggregate number of shares of common stock that may initially be issued under all stock-based awards made under the 2007 Plan is 1,000,000 shares. In addition, the number of shares of common stock reserved under the 2007 Plan will automatically be increased on the first day of January in each calendar year, beginning on January 1, 2009 and ending on January 1, 2013, in an amount equal to the lesser of 2.5 percent of the shares outstanding on such date or a lesser number of shares as determined by the Compensation Committee. Additionally, any shares of our common stock subject to any award that is terminated or forfeited will be available for future awards under the 2007 Plan.

  HireRight, Inc. Employee Stock Purchase Plan

        The HireRight, Inc. Employee Stock Purchase Plan (the "ESPP") was approved by our Board and our stockholders in July 2007 and became effective upon the date of effectiveness of our initial public offering. The ESPP is designed to permit our employees and our participating subsidiaries' eligible employees to purchase shares of our common stock through periodic after-tax payroll deductions and is intended to qualify as a "stock purchase plan" within the meaning of Section 423 of the Code. The ESPP is expected to have the terms described below.

        The ESPP will be administered by the compensation committee of our board of directors. 225,000 shares of our common stock are reserved for issuance under our ESPP. Any employees, including officers or directors who are also employees, who are employed by us or our participating subsidiaries as of the first day of a purchase period, are eligible to participate in our ESPP, provided that any employee whose customary employment is less than twenty hours per week and less than five months per calendar year, and any employee who would own, directly or indirectly, five percent or more of the total combined voting power or value of our common stock immediately after any purchase, is not eligible to participate.

        The ESPP will be implemented by a series of consecutive six-month purchase periods. The initial purchase period will begin on the date established by the Compensation Committee and will terminate on the last business day of the next following six-month period. On the last business day of each purchase period, an automatic purchase will be made for participants out of the total payroll deductions accumulated for that purchase period, as described herein. Eligible employees who elect to participate in the ESPP will be able to direct us to make payroll deductions of up to 15 percent of their regular compensation for each pay period during a purchase period, for the purchase of shares of our common stock. No participant is allowed to purchase more than $25,000 worth of our common stock during any one calendar year. The applicable purchase price for each purchase period will be equal to that price as established by the Compensation Committee prior to the first business day of that purchase period, which price may, in the discretion of the Compensation Committee, be a price which is not fixed or determinable as of the first business day of that purchase period. In no event, however, will the purchase price for any purchase period be less than the lesser of 85 percent of the fair market value of our common stock on the first business day or the last business day of that purchase period.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth information regarding compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance as of December 31, 2007. The Company has no such compensation plans other than the 2000 and 2007 Plans, the ESPP and the Directors' Deferred Compensation Plan, all as described above.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(A)	(B)	(C)
Equity Compensation Plans Approved by Stockholders(1)(2)	1,122,905	$4.73	910,954
Equity Compensation Plans Not Approved by Stockholders(3)	—	—	—

Total	1,122,905		910,954

(1)
Equity Compensation Plans Approved by Stockholders.    The following existing equity compensation plans of the Company were individually approved by the stockholders: (a) 2000 Plan, (b) 2007 Plan, and (c) ESPP (collectively, the "Stockholder Approved Plans"). The terms of each Stockholder Approved Plan that is an option plan and the individual option agreements granted there under are fairly similar. Each Plan has a ten-year term, and options to acquire shares of the Company's common stock are available for grant to key employees, directors, consultants, vendors and others, for individual terms of up to ten years from date of grant. Stock options may be granted under the Stockholder Approved Plans which are intended to qualify as incentive stock options ("ISO's") under Section 422A of the Code, or, alternatively, as stock options which will not so qualify ("Nonstatutory Stock Options"), and currently options outstanding under the 2000 Plan are both

  ISOs and Nonstatutory Stock Options, while all options outstanding under the 2007 Plan are Nonstatutory Stock Options. Options granted under the Stockholder Approved Plans become exercisable (vest) in accordance with the terms of the grant made by the Board, each as set forth in a written stock option agreement, but generally vest in increments over four years. In the event of a "change in control" of the Company (defined as a dissolution, a merger or consolidation with any other corporation in which the Company is not the surviving corporation, a sale of substantially all assets to another person or entity, the acquisition by a person or group of 50% or more of the Company's common stock, or a specified change in the composition of the Board), the date of exercisability of each option outstanding under the Stockholder Approved Plans will be accelerated to a date and time immediately prior to such transaction. In addition, the Company has an approved ESPP under which up to 225,000 shares of the Company's common stock may be issued in the future. As of December 31, 2007, no shares had yet been issued under the ESPP.

(2)
The 2007 Plan includes a formula whereby the number of shares available for issuance there under may be increased during each of calendar years 2009-2013 by 2.50% of the number of shares outstanding as of January 1 of such calendar year (including treasury shares) unless a lesser amount is approved by the Compensation Committee. The potential securities remaining available for issuance exclude the potential increases that may result from implementation of this formula in future years.

(3)
Deferred stock units that may be issued in the future under the Directors' Deferred Compensation Plan are excluded as the number of shares of common stock that may eventually be issued under that Plan is unknown.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

        The Audit Committee has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending on December 31, 2008. In the event the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of HireRight and its stockholders.

        One or more representatives of Deloitte & Touche LLP are expected to be present at the meeting and available to respond to appropriate questions. These representatives will have an opportunity to make a statement if they desire to do so.

Audit and Other Fees

        The following table presents aggregate fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements for fiscal years 2007 and 2006, and fees billed for other services provided by Deloitte & Touche LLP for fiscal years 2007 and 2006.

	Fiscal Year Ended
	2007	2006
Audit Fees(1)	$276,850	$167,754
Audit-Related Fees(2)	3,090	9,330
Tax Fees(3)	33,535	78,745
All Other Fees(4)	656,951	37,572

Total Fees Paid	$970,426	$293,401

    (1)
    Consists of aggregate fees billed or expected to be billed for fiscal 2007 for professional services rendered by Deloitte & Touche LLP in connection with the audit of our annual financial statements and review of our financial statements included in our quarterly reports on Form 10-Q.

    (2)
    Consists of aggregate fees billed for professional services related to the performance of audit or review of the Company's financial statements.

    (3)
    Consists of aggregate fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning.

    (4)
    Consists of aggregate fees billed for professional services rendered in connection with the Company's initial public offering of its common stock.

Audit Committee Pre-Approval Policy

        The Audit Committee of our Board has policies and procedures for the pre-approval of all audit and permissible non-audit services and other services to be provided by our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless the service is approved in advance by the Audit Committee, or the engagement to render the service is entered into pursuant to the Audit Committee's pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to HireRight by the independent registered public accounting firm during the fiscal year. At the time such pre-approval is granted, the Audit Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. For any pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. Management provides the Audit Committee with updates on the services performed by and fees paid to the independent registered public accounting firm during the current fiscal year. If the cost of any service exceeds the pre-approved monetary limit, such service must be approved by the Audit Committee. For 2007, the Audit Committee approved and/or ratified all of the services set forth above.

Board Recommendation

        The Board unanimously recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008.

Audit Committee Report

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2007. The information contained in this report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

        The Audit Committee consists of three members: Messrs. Allen, Bowmer and Lintecum. All of the members are considered independent directors under NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company's website at www.hireright.com.

        The Audit Committee is primarily responsible for assisting the Board in fulfilling its oversight responsibility by reviewing the financial information that will be provided to stockholders and others, appointing the independent auditor, reviewing the services performed by the Company's independent registered public accounting firm and internal audit department, evaluating the Company's accounting policies and its system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements or other financial information.

        In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company's independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit related services.

        The Company maintains various policies and procedures, including an auditor independence policy that prohibits its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. The Company's policies also require that audit and non-audit services and related budgets be approved by the Audit Committee in advance. These policies also mandate that no auditor engagements for non-audit services may be entered into without the express approval of the Audit Committee.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with the Company's management and Deloitte & Touche LLP, the Company's independent registered public accounting firm. The Audit Committee has also discussed with Deloitte & Touche LLP, among other things, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended "Communication with Audit Committees," as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Deloitte & Touche LLP the auditors' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Richard E. Allen (Chair) Cranston R. ("Randy") Lintecum John P. Bowmer

OTHER BUSINESS

        The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment, provided that discretionary voting by proxies on such other matters is permitted by applicable rules and regulations. This discretionary voting shall include voting on (i) matters for which the Company did not have timely notice, (ii) election of any person to any office for which a bona fide nominee is named in the proxy materials but is unable or unwilling to serve, (iii) approval of the minutes for the prior year's annual meeting, and (iv) matters incidental to the conduct of the Annual Meeting.

ADDITIONAL INFORMATION

Furnishing of Annual Report

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 ("Annual Report"), which contains audited financial statements and financial statement schedules of the Company, has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy solicitation material. Any stockholder who has not received a copy of the Annual Report may obtain one at no charge by writing to the Secretary of the Company at the address given on the first page of this Proxy Statement. We will furnish to any stockholder of the Company any specific exhibit(s) to the Annual Report upon written request and upon payment of our reasonable costs to furnish such exhibit(s).

"Householding" of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is known as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you share an address with another stockholder and you would prefer to receive a single copy of the proxy statement instead of multiple copies, please notify HireRight's Investor Relations Department at (949) 428-5855, HireRight, Inc., 5151 California Avenue, Irvine, California 92617 or, if your shares are held in a brokerage account, your broker. The Company promptly will deliver to a stockholder who received one proxy statement as the result of householding a separate copy of the proxy statement upon the stockholder's written or oral request directed to HireRight's Investor Relations Department at (949) 428-5855, HireRight, Inc., 5151 California Avenue, Irvine, California 92617.

Stockholder Proposals for the 2009 Annual Meeting

        According to the requirements of the SEC pursuant to Rule 14a-8 under the 1934 Act and our Amended and Restated Bylaws, a proposal for action to be presented by any stockholder at the 2009 annual meeting of stockholders will not be acted upon unless:

  •
  if the proposal is to be included in the proxy statement relating to the 2009 annual meeting of stockholders, pursuant to Rule 14a-8, the proposal must be received by our Company Secretary on or before, December 10, 2008; or

  •
  if the proposal is not to be included in the proxy materials, pursuant to our Amended and Restated Bylaws, the proposal must be submitted in writing to the Company Secretary on or prior to February 28, 2009, and such proposal must be, under Delaware law, an appropriate subject for stockholder action and must contain certain information specified in our Amended and Restated Bylaws about the stockholder and the proposed action.

        Any proposals should be sent to: Jeffrey A. Wahba, Secretary, HireRight, Inc., 5151 California Avenue, Irvine, California 92617. A complete copy of our Amended and Restated Bylaws will be provided without charge, upon written or oral request, to any stockholder to whom this Proxy Statement is being sent. Requests should be made to the Secretary at the foregoing address.

Electronic Voting

        If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm will provide a voting instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

By Order of the Board of Directors
/s/ JEFFREY A. WAHBA Jeffrey A. Wahba Secretary
April 8, 2008 Irvine, California

REVOCABLE PROXY

HIRERIGHT, INC.
5151 California Avenue, Irvine, California 92617

ANNUAL MEETING OF STOCKHOLDERS, THURSDAY, MAY 29, 2008

(This Proxy is Solicited on Behalf of the Board of Directors)

The undersigned hereby appoints Jeffrey A. Wahba and Eric J. Boden, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of HireRight, Inc. ("HireRight") held of record by the undersigned on April 4, 2008 at the Annual Meeting of Stockholders to be held on May 29, 2008 and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each director nominee and FOR each of the other proposals set forth hereon.

1.
ELECTION OF ONE CLASS OF DIRECTORS as follows:

    ☐ FOR               ☐ WITHHOLD               ☐ FOR ALL EXCEPT

  NOMINEES: Class: Jeffrey H. Anderson and Thomas B. Blaisdell, each for a three-year term.

  INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and write that nominee's name in the space provided below.

2.
RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

    ☐ FOR               ☐ AGAINST               ☐ ABSTAIN

3.
In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date

Stockholder

Co-holder (if any)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 29, 2008
TABLE OF CONTENTS
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF EXECUTIVE OFFICERS AND DIRECTORS
EXECUTIVE COMPENSATION AND OTHER MATTERS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
ADDITIONAL INFORMATION